Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PHI GROUP, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF SEPTEMBER, A.D. 2019, AT 8:45 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

7512298 8100 SR# 20196849262	Authentication: 203523586 Date: 09-04-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:45 AM 09/04/2019 FILED 08:45 AM 09/04/2019 SR 20196849262 - File Number 7512298	FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of PHI GROUP, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) does hereby certify:

1. The name of the corporation is PHI Group, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 2019.

2. This First Amended and Restated Certificate of Incorporation (as defined below) was duly adopted by the Board of Directors and stockholders in accordance with Sections 242 and 245 of the DGCL.

3. The Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation (the “First Amended and Restated Certificate of Incorporation”), declaring such amendment and restatement to be advisable and in the best interest of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the text of the Certificate of Incorporation of the Corporation be hereby restated and amended in its entirety as follows:

FIRST: The name of the corporation is PHI Group, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. Corporation Service Company is the Corporation’s registered agent at that address.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: The Corporation is authorized to issue 100,000,000 shares of voting common stock, par value $0.001 per share (the “Common Stock”) and 1,000,000 shares of initially undesignated preferred stock, par value $0.001 per share (the “Preferred Stock”).

The following is a statement of the designations, the powers, rights and privileges, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. Common Stock

1.

Voting Rights. Unless otherwise provided (including in Section 4.4), each share of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in the name of such holder on the books and records of the Corporation for each matter properly submitted to the Corporation’s stockholders for their vote, consent, waiver, release or other action. The holders of record of Common Stock shall vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law. Subject to the terms of any class or series of issued and outstanding Preferred Stock, the number of authorized shares of Common Stock and/or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of the holders of Common Stock representing a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, unless the vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor pursuant to this First Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)).

2.

Dividends and Distributions. The holders of shares of Common Stock and/or Preferred Stock shall be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time. Holders of shares of Common Stock shall be entitled to receive equally, on a per share basis, such dividends or distributions as are lawfully declared on the Common Stock and, upon liquidation, dissolution or winding up of the affairs of the Corporation, to share equally, on a per share basis, in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of Preferred Stock.

3.

No Preemptive Rights. Other than as set forth in Section 5 below, neither the holders of the Common Stock nor the Preferred Stock shall, solely by reason of holding such shares, be entitled to any preemptive or other preferential rights to purchase or subscribe to any shares of any class of the Corporation’s capital stock or other securities now or hereafter issued.

4.	Ownership. For purposes of this Article FOURTH, the following terms shall have the meanings specified below:

“Beneficial Ownership” refers to beneficial ownership (i) as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) promulgated by the Securities and Exchange Commission as such rule may be amended from time to time, or (ii) as otherwise determined under Federal Aviation Laws.

“Excess Shares” shall have the meaning ascribed to such term in Section 4.4(a) of this Article FOURTH.

“Federal Aviation Laws” means the Federal Aviation Act of 1958, as amended, codified in Title 49 of the United State Code, and the regulations promulgated thereunder, each as amended from time to time, or any successor statute or regulations, as interpreted by the United States Department of Transportation.

“Foreign Stock Record” shall have the meaning ascribed to such term in Section 4.2 of this Article FOURTH.

“Non-Citizen” means any Person who is not a United States Citizen.

“Non-Citizen Owned Securities” means any issued and outstanding Securities in the Corporation that are Owned or Controlled by a Non-Citizen.

“Own or Control” or “Owned or Controlled” means, when used in reference to Securities, (i) ownership of record, (ii) Beneficial Ownership, or (iii) the power to direct, by agreement, agency, or in any other manner, the voting of Securities.

“Permitted Percentage” means one-tenth of one percent less than the percentage of the Voting Securities in the Corporation that may be Owned or Controlled by Non-Citizens without loss of the United States Citizen status of the Corporation or any Subsidiary (as defined in Article TWELFTH).

“Person(s)” means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

“Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as such indenture may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

“Securities” means all capital stock of, or other equity interests in, the Corporation.

“United States Citizens” means any Person who is a “citizen of the United States” as defined in Section 40102(a)(15) of the Federal Aviation Laws.

“Voting Securities” means the Securities granted voting rights by the Corporation.

“Warrants” means the right to purchase share(s) of any specified class or series of capital stock of the Corporation at an exercise price of $0.001 per share governed by the terms of a warrant agreement to be on terms and conditions substantially in the form of the Creditor Warrant Agreement, dated as of the date hereof, between the Corporation and American Stock Transfer Company, as Warrant Agent, and to be entered into by and between the Corporation and a warrant agent, as such warrant agreement may be amended from time to time. A Warrant holder who cannot establish to the satisfaction of the Board of Directors that it is a United States Citizen shall not be permitted to exercise its Warrants to the extent the receipt of the shares upon exercise would cause the percentage of Voting Securities Owned or Controlled by Non-Citizens to exceed on a percentage basis the Permitted Percentage.

Restriction on Ownership by Non-Citizens: Consistent with the requirements of the Federal Aviation Laws, Persons who are Non-Citizens shall not be entitled, individually or in the aggregate, to Own or Control more than the Permitted Percentage of Securities, and to enable the Corporation to comply with any requirement under the Federal Aviation Laws that the Corporation be, and submit any proof that the Corporation is, a United States Citizen, the Corporation shall have the power to take the actions prescribed in this Article FOURTH, to establish such other procedures to monitor the citizenship of any Persons who Own or Control Securities, and to take any actions deemed necessary or desirable to ensure that the total number of Securities that may be Owned or Controlled by Non-Citizens does not exceed, on a percentage basis, the Permitted Percentage. The Board of Directors of the Corporation (or any duly authorized committee thereof) is specifically authorized to make all determinations as to whether any Securities are Owned or Controlled by Non-Citizens, and any such determinations by the Board of Directors of the Corporation (or any duly authorized committee thereof) shall be conclusive and binding as between the Corporation and any stockholder.

4.1 Stock Certificates. Each certificate, notice, or other representative document for Securities (including each such certificate, notice or representative document for Securities issued upon any permitted transfer of Securities) shall contain a legend in substantially the following form:

“The [type of Securities] represented by this [certificate/notice/representative document] are subject to voting restrictions with respect to [shares] held by persons or entities that fail to qualify as “citizens of the United States” as the term is defined in Section 40102(a)(15) of Title 49 of the United States Code. Such voting restrictions are contained in the First Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time. A complete and correct copy of the First Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Securities] upon written request to the Secretary of the Corporation.”

4.2 Foreign Stock Record.

(a) The Corporation or any transfer agent designated by it shall maintain a separate stock record for purposes of registering Securities Owned or Controlled by Non-Citizens (the “Foreign Stock Record”). The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen, (ii) the number of shares of Securities Owned or Controlled by such Non-Citizen, and (iii) the date of registration of such securities in the Foreign Stock Record.

(b) The Corporation shall register in the Foreign Stock Record shares of Securities that the Corporation determines are Owned or Controlled by one or more Non-Citizens. Such securities shall be registered in the Foreign Stock Record in chronological order based upon the date and time of such determination by the Corporation. The Corporation may rely on certifications or other evidence that, in the Corporation’s sole discretion, it deems appropriate in determining the citizenship status of any Person.

4.3 Confirmation of Citizenship.

(a) The Corporation may from time to time require the holder of record of any Securities, any Person who the Corporation has reasonable belief Owns or Controls such Securities, or any transferee of any Securities, to certify in such manner as the Corporation shall deem appropriate that: (i) all Securities Owned or Controlled by such Person are Owned and Controlled only by United States Citizens; or (ii) the number and class or series of Non-Citizen Owned Securities Owned or Controlled by such Person are as set forth in such certificate. The Corporation may require any Person certifying as to the ownership or control of Securities in response to this Section 4.3(a) to provide such further information and evidence that the Corporation, in its sole discretion, determines is reasonably necessary for the purpose of confirming the citizenship of such Person.

(b) If any Person fails to provide such certificate or other information within the time required by the Corporation, the Corporation may determine that all such Securities are Non-Citizen Owned Securities and shall be entitled, but not obligated, to register those Securities in the Foreign Stock Record.

(c) In determining the citizenship of any Person who Owns or Controls Securities, the Corporation may rely on the Corporation’s stock transfer records and the certification and other information provided by any Person shown as the record owner or any Person who the Corporation has reasonable belief Owns or Control such Securities and any information otherwise available to the Corporation.

4.4 Suspension of Voting Rights.

(a) If, at any time, the shares of Non-Citizen Owned Securities exceed the Permitted Percentage, the voting rights of shares of Non-Citizen Owned Securities shall be immediately automatically suspended, in the reverse chronological order of the dates and times of transfer of such shares until the voting rights of the number of shares of Non-Citizen Owned Securities that continues to have voting rights is less than or equal to the Permitted Percentage. In no event shall the total number of votes cast by holders of Non-Citizen Owned Securities exceed, on a percentage basis, the Permitted Percentage. The particular shares of Securities that shall have their voting rights suspended pursuant to this Section 4.4 are referred to as the “Excess Shares”.

(b) If, while the voting rights of any Excess Shares are suspended, the Corporation determines that the number of shares of Non-Citizen Owned Securities is less than the Permitted Percentage, full voting rights shall automatically be reinstated for Excess Shares, in the reverse order in which the voting rights thereof were suspended under Section 4.4(a), until the maximum number of shares of Non-Citizen Owned Securities is less than or equal to the Permitted Percentage. Voting rights for any Excess Shares also shall automatically be reinstated if such shares are transferred to a Person that is a United States Citizen prior to such shares being redeemed by the Corporation pursuant to Section 4.5.

4.5 Redemption of Excess Shares.

(a) The Corporation, by action of the Board of Directors, shall have the power to redeem the Excess Shares.

(b) The terms and conditions of redemptions by the Corporation of Excess Shares shall be as follows:

(i) the per share redemption price (the “Redemption Price”) for each Excess Share shall be paid by the issuance of one Warrant for each Excess Share; provided, however, that if the Corporation determines that a Warrant would be treated as a voting interest under the Federal Aviation Laws, then the Redemption Price shall be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (A) in cash (by wire transfer or bank or cashier’s check), (B) by issuance of Redemption Notes, or (C) by any combination of cash and Redemption Notes;

(ii) with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be the sum of (A) the fair market value of such Excess Shares as of the date of redemption of such Excess Shares plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared but not paid in respect of such Excess Shares prior to the date on which such Excess Shares are called for redemption;

(iii) written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates representing the Excess Shares that are surrendered for redemption, shall be given either by hand delivery, by overnight courier service, or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (the “Redemption Notice”), unless such notice is waived in writing by any such holders;

(iv) the Redemption Date (for purposes of determining right, title, and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holder of the Excess Shares (which shall not be earlier than the date of such notice), and (B) in the case of payment of the Redemption Price by Warrants or Redemption Notes, the date on which the Corporation shall have issued the Warrants or the Redemption Notes for the benefit of such record holder, or, in the case of payment of the Redemption Price by cash only, the date on which the Corporation shall have irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the Redemption Price, or, in the case of payment of the Redemption Price by a combination of cash and Redemption Notes, the date on which the Corporation shall have issued the Redemption Notes for the benefit of such record holder and irrevocably deposited in trust or set aside for the benefit of such record holder a sum sufficient to pay the cash portion of the Redemption Price;

(v) each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date, (b) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares and the certificate number(s) representing such Excess Shares, (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title, and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend, and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

(vi) in the case of the Redemption Price paid in whole by cash, if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title, and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders to receive the Redemption Price, without interest;

(vii) without limiting Section 4.5(b)(vi) above, on and after the Redemption Date, all right, title, and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

(viii) upon surrender of certificates for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper form for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares not redeemed, without cost to the holder of record.

(c) Nothing in this Section 4.5 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted herein and the recipient provides notice of such proposed transfer to the Board of Directors along with documentation and information required under Section 4.3(a) establishing that such proposed transferee is a United States Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section 4.5 and the Redemption Notice.

5. Preemptive Rights.

5.1 The Corporation grants to each stockholder that, collectively with its Affiliates (as defined in Article TWELFTH), beneficially owns more than 5% of the outstanding shares of Common Stock as of the close of business on the date determined by the Board, which date shall not be more than ten (10) Business Days prior to the date the Issuance Notice (as defined below) is delivered (the “Record Date” and each such stockholder, a “Preemptive Rightsholder”), the right to purchase its pro rata portion (based upon the number of shares of Common Stock held by such stockholder as of the close of business on the Record Date as a percentage of the total number of shares of Common Stock outstanding as of the close of business on the Record Date) of all or any part of New Equity Securities (as defined below) that the Corporation or any of its subsidiaries proposes to sell or issue as set forth in the applicable Issuance Notice from time to time after the date hereof until the earlier of (i) the date the Common Stock is listed on a national securities exchange in the United States (a “Listing”) or (ii) the consummation of the first public offering and sale of Common Stock (other than on Forms S-4 or S-8 or their equivalent), pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time (an “IPO”). The number or amount of New Equity Securities that the Preemptive Rightsholders may purchase pursuant to this Section 5.1 shall be referred to as the “Equity Purchase Securities”. The equity purchase right provided in this Section 5.1 shall apply at the time of issuance of any right, warrant, or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

5.2 The Corporation shall give written notice of a proposed issuance or sale described in Section 5.1 (the “Issuance Notice”) to the Preemptive Rightsholders at least ten (10) Business Days prior to the proposed issuance or sale. The Issuance Notice shall set forth the material terms and conditions of such proposed transaction, including the proposed manner of sale, the number or amount and description of the New Equity Securities proposed to be issued, the proposed issuance date, the proposed purchase price per share, including a reasonable description of any non-cash consideration, and, if known, the name and address of the person to whom the New Equity Securities are proposed to be issued.

5.3 At any time during the ten (10) Business Days following the receipt of an Issuance Notice, each Preemptive Rightsholder shall have the right to elect irrevocably (except as provided in the proviso to this sentence) to purchase its pro rata portion of the number of Equity Purchase Securities, at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice, by delivering a written notice to the Corporation (except that, if non-cash consideration is to be delivered, a Preemptive Rightsholder shall pay the cash equivalent thereof (as reasonably determined by the Board)); provided, that no Preemptive

Rightsholder shall be obligated (or permitted without the Corporation’s consent) to acquire any Equity Purchase Securities unless the required regulatory approvals with respect to such acquisition have been obtained. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Preemptive Rightsholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required approvals of governmental authorities and other required approvals which such Preemptive Rightsholder shall be diligently pursuing in good faith (and the Corporation shall use its commercially reasonable efforts to obtain any approvals required to be obtained by it) and (ii) permit the Preemptive Rightsholder to complete its internal capital call process following receipt of the Issuance Notice; provided that such extension shall not exceed beyond the date that is thirty (30) days after the date the related Issuance Notice was given unless otherwise extended by the Board. Notwithstanding anything to the contrary contained herein, in the event that the closing of any purchase by any Preemptive Rightsholder is extended pursuant to this Section 5.3, such extension shall not preclude the consummation of the issuance or sale described in the Issuance Notice from occurring prior to the closing of such purchase by such Preemptive Rightsholder.

5.4 To the extent that any Preemptive Rightsholder fails to exercise fully its right to purchase its pro rata portion of all or any part of New Equity Securities within the periods described above, the Corporation (or its applicable subsidiary) shall be free to complete the proposed issuance or sale of the New Equity Securities described in the Issuance Notice (including by selling such New Equity Securities to Preemptive Rightsholders that exercised their preemptive rights hereunder pursuant to the terms provided herein) with respect to which Preemptive Rightsholders failed to exercise the right set forth in this Section 5 on terms no less favorable to the Corporation than those set forth in the Issuance Notice (except that the number of securities to be issued or sold may be reduced); provided that (i) such issuance or sale is closed within ninety (90) days after the date the related Issuance Notice was given, and (ii) the price at which the New Equity Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Corporation (or its applicable subsidiary) has not sold such New Equity Securities within such 90-day period, the Corporation (or its applicable subsidiary) shall not thereafter issue or sell any New Equity Securities without first again offering such securities to the Stockholders entitled to preemptive rights in the manner provided in this Section 5.

5.5 The rights and obligations set forth in this Section 5 shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of a Listing and an IPO.

5.6 Notwithstanding anything to the contrary contained herein, the Corporation and its subsidiaries may issue or sell to any purchaser (the “Accelerated Buyer”) New Equity Securities without first complying with the provisions of this Section 5 if the Board in good faith determines that it is in the best interests of the Corporation or its subsidiaries (as applicable) to issue or sell New Equity Securities without having first complied with such provisions; provided, that (i) in connection with such issuance or sale, the Corporation gives reasonably prompt notice to the Preemptive Rightsholders of such issuance or sale (after such issuance or sale has occurred), which notice shall describe in reasonable detail (A) the material terms and conditions of the issuance or sale of the New Equity Securities to the Accelerated Buyer, including the number or amount and description of the New Equity Securities issued, the issuance date, and the purchase price per share, and (B) the Preemptive Rightsholders’ rights pursuant to clause (ii) below, and (ii) during the ten (10) Business Days following the receipt of such notice, the Preemptive Rightsholders shall have the right to elect to exercise their respective rights under this Section 5 with respect to the purchase of their pro rata portion of the New Equity Securities issued to the Accelerated Buyer in accordance with the following sentence. If any Preemptive Rightsholder elects to exercise fully its right to purchase its pro rata portion of all or any part of New Equity Securities under this Section 5.6, it shall deliver notice to the Corporation of such election, whereupon the Corporation shall give effect to such exercise either by requiring the Accelerated Buyer to sell down a portion of its investment, by issuing additional New Equity Securities or a combination of the foregoing so long as such action effectively provides such Preemptive Rightsholder with the same opportunity to maintain its ownership percentage of the total number of shares of Common Stock outstanding following the issuance or sale to such Preemptive Rightsholder it would have received had this Section 5.6 not been utilized.

5.7 For purposes of this Section 5:

“beneficially own” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of Delaware are authorized or required by law to close for business.

“New Equity Securities” means any and all (a) shares of Common Stock, (b) equity securities of any subsidiary of the Corporation, (c) securities exchangeable into, or convertible or exercisable for, shares of securities of the type specified in clause (a) and (b) and (d) options, warrants or other rights to acquire shares of securities of the type specified in clause (a) and (b), in each case other than as issued (i) to employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plans approved by the Board, and securities issued upon exercise or conversion of such options, warrants, convertible securities or other rights, (ii) in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of shares approved by the Board pursuant to which all holders of each class of Securities (as defined in Article FOURTH) are treated equivalently, (iii) in connection with any business combination, consolidation, merger or acquisition transaction or joint venture involving the Corporation or any of its subsidiaries, in each case approved by the Board, (iv) as a bona fide equity kicker to one or more persons to whom the Corporation or any of its subsidiaries is becoming indebted in connection with the incurrence of such indebtedness approved by the Board so long as none of such persons are Affiliated with the Corporation and such indebtedness is on arms’ length terms (including with respect to market pricing), (v) to the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation, and (vi) in connection with the closing of an IPO.

B. Preferred Stock

The Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (any certificate of designation adopted by the Board of Directors designating the designations, powers, preferences and rights, and qualifications, limitations, or restrictions, of shares of Preferred Stock and filed pursuant to the applicable law of the State of Delaware, a “Preferred Stock Designation”). In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by this First Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation). Except as may be provided in this First Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The terms, including voting rights, of any issuance of shares of Preferred Stock pursuant hereto shall appropriately take into account the limitations on ownership of capital stock by non-U.S. citizens such that, following such issuance, the Company continues to be a citizen within the meaning of the Federal Aviation Laws.

C. Section 1123

To the extent prohibited by Section 1123 of Title 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”), the Corporation shall not issue any class or series of nonvoting equity securities as in effect on the date of filing of this First Amended and Restated Certificate of Incorporation with the Secretary of State of the state of Delaware; provided, however, that the foregoing (a) will have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation; (b) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code; and (c) may be amended or eliminated in accordance with applicable law as from time to time in effect. For the purposes of this section, any class or series of equity securities that has only such voting rights as are mandated by the DGCL shall be deemed to be nonvoting for purposes of the restrictions of this section. For avoidance of doubt, any warrants to acquire equity issued by the Company shall not be considered to be nonvoting equity securities within the meaning of the Bankruptcy Code.

FIFTH: The Board shall consist of such number of persons as shall be designated in the Corporation’s by-laws. No decrease in the number of directors shall shorten the term of any incumbent director.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

SEVENTH: Except as otherwise provided in this First Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

EIGHTH:

8.1 Right to Indemnity. Except as otherwise provided in the Third Amended Joint Plan of Reorganization (the “Plan”) filed by PHI, Inc. and certain of its subsidiaries under chapter 11 of the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), which Plan was approved by the Bankruptcy Court on August 2, 2019, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was the sole incorporator of the Corporation, is or was or has agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving or has agreed to serve at the request of the Corporation in any capacity, including as a director, officer, employee, fiduciary or agent, of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans maintained or sponsored by the Corporation or any of its subsidiaries (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted under such law prior to such amendment) against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such Indemnitee in connection with a proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder, and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a proceeding initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

8.2 Advancement of Expenses. To the fullest extent to which it is permitted to do so by the DGCL or other applicable law, the Corporation shall, in advance of the final disposition of the matter, pay the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in any proceeding and any appeal therefrom for which such person may be entitled to such indemnification under this Article EIGHTH or otherwise; provided, however, if required by the DGCL, such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of a written undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article EIGHTH or otherwise. Expenses incurred by other employees, fiduciaries and agents who are considered Indemnitees hereunder may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

8.3 Procedures for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article EIGHTH shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article EIGHTH is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise, shall be on the Corporation.

8.4 Requested Services. Without limiting the meaning of the phrase “serving at the request of the Corporation” as used herein, any person serving as a director, officer or equivalent executive of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (b) any employee benefit plan maintained or sponsored by the Corporation or any corporation referred to in clause (a), shall be deemed to be doing so at the request of the Corporation for purposes of Section 8.1.

8.5 Contract Rights. The provisions of this Article EIGHTH shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the relevant provisions of the DGCL or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee, fiduciary or agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article EIGHTH or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.

8.6 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or this Article EIGHTH.

8.7 Employees and Agents. Except as otherwise provided in the Plan, Persons (as defined in Article TWELFTH) who are not covered by the foregoing provisions of this Article EIGHTH and who are or were employees, fiduciaries or agents of the Corporation, or who are or were serving at the request of the Corporation as employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board to the fullest extent of this Article EIGHTH.

8.8 Merger or Consolidation. For purposes of this Article EIGHTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article EIGHTH with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.9 Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this Article EIGHTH shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of this First Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or by any other applicable law.

8.10 Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this Article EIGHTH shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article EIGHTH at the time of such amendment, repeal, modification or adoption, and any such amendment, repeal, modification or adoption that adversely affects any right or protection of a director or officer of the Corporation existing by virtue of this Article EIGHTH shall be void ab initio.

8.11 Jointly Indemnifiable Claims. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article EIGHTH, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article EIGHTH. In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 8.11 and entitled to enforce this Section 8.11.

The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

8.12 Limited Liability of Directors. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If in the future the DGCL is amended or modified (including with respect to Section 102(b)(7)) to permit it the further limitation or elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article EIGHTH shall be deemed to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent). This Article EIGHTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article EIGHTH becomes effective. Any repeal or amendment or modification of this Article EIGHTH, or the adoption of any provision of this First Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

NINTH: The Corporation and its subsidiaries hold or may hold one or more contracts awarded to it by U.S. governmental entities and subject to certain U.S. laws and regulations promulgated for the purpose of preserving and ensuring the national security or interests of the U.S. government, and the Board and stockholders deem the retention of these contracts and business opportunities to be of material importance to the Corporation. As long as the Corporation and/or its subsidiaries hold, or the Board deems it desirable for the Corporation or its subsidiaries to pursue and hold, such business opportunities and contracts, it shall be the Corporation’s policy that its Board, stockholders, and officers shall fully comply with and take all actions necessary to ensure compliance with all such applicable laws and regulations, including all requirements regarding ensuring directors, officers, and key management personnel are resident U.S. citizens and hold or are eligible to hold security clearances if necessary.

TENTH: The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this First Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders by and pursuant to this First Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. Notwithstanding any other provision of this First Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote required by law and any affirmative vote of the holders of any series of Preferred Stock required by law, by this First Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation providing for any such Preferred Stock, the affirmative vote of the holders of at least two-thirds of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with ARTICLE SEVENTH or this Article TENTH. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this First Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this First Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) or pursuant to the DGCL, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Common Stock so as to affect them adversely.

ELEVENTH: This First Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders in accordance with Sections 242 and 245 of the DGCL.

TWELFTH:

12.1 Definitions. For purposes of this Article TWELFTH, the following terms shall have the meanings specified below:

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a stockholder shall include all its partners, officers, employees and former partners in their capacities as such.

“Competitor” means any Person directly engaged in the business of the Corporation (it being understood that any Person that is an equity owner or other investor in such a Person shall not be considered a Competitor for purposes herein solely because of such equity interest or investment).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and any successor statute and the rules and regulations of the SEC thereunder, in each case as in effect from time to time.

“Person(s)” means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.

12.2 Information Rights.

(a) At any time when the Corporation is not obligated to file reports under Section 13 or 15(d) of the Exchange Act and does not file reports required by Section 13 or 15(d) of the Exchange Act as a voluntary filer, each holder of (x) Securities (as defined in Article FOURTH) or (y) warrants issued pursuant to that certain Creditor Warrant Agreement, dated as of September 4, 2019, by and between the Corporation and American Stock Transfer & Trust Company, LLC (the “Warrants”), in each case other than any such holder that is a Competitor, shall have the right to receive the following information, and each such holder may share and discuss such information with its Affiliates, directors, officers, partners, managers, stockholders, employees, investors and advisors as well as any bona fide prospective purchaser of Securities or Warrants that (x) is not a Competitor and (y) has entered into, and delivered to the Corporation, a confidentiality agreement regarding the treatment of such information reasonably acceptable to the Corporation:

(i) as soon as available and, in any event within (i) one-hundred and fifty (150) days of the end of each fiscal year or (ii) such period as required under the Corporation’s then existing financing agreements, audited annual financial statements of the Corporation (including the consolidated balance sheets of the Corporation and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Corporation and its subsidiaries for such fiscal year) together with a copy of management’s discussion and analysis with respect to such financial statement and a signed audit letter from the Corporation’s auditor; provided, however, that a copy of management’s discussion and analysis with respect to such financial statement shall only be required to be furnished to the extent it is required under the Corporation’s then existing financing agreements; and

(ii) as soon as available and, in any event within sixty (60) days after the end of each of the first three quarters of each such fiscal year, quarterly financial statements of the Corporation (including the consolidated balance sheets of the Corporation and its subsidiaries as at the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Corporation and its subsidiaries for such quarter) together with a copy of management’s discussion and analysis with respect to such financial statement; provided, however, that (i) a copy of management’s discussion and analysis with respect to such financial statement shall only be required to be furnished to the extent it is required under the Corporation’s then existing financing agreements and (ii) for the first two (2) quarterly periods after the date hereof, the time periods set forth in this Section 12.2(a) for delivery of any financial statements may be reasonably extended by the Board in its discretion for a period of up to thirty (30) days.

(b) In addition to the foregoing, the Corporation shall, upon written request, provide to holders of Securities and Warrants all information required in order to sell Securities or Warrants in accordance with Rule 144A under the Securities Act of 1933, as amended.

THIRTEENTH: Unless the Common Stock is listed on a national securities exchange in the United States, whether in connection with an initial public offering of the Common Stock or otherwise (“Publicly Listed”) any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. At any time when the Common Stock is Publicly Listed, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock of the Corporation entitled to vote thereon.

FOURTEENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

FIFTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors or employees arising pursuant to any provision of the DGCL or this First Amended and Restated Certificate of Incorporation or the by-Laws of the Corporation, or (d) any action asserting a claim against the Corporation, its directors or employees governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, (or, if the Court of Chancery lacks subject matter jurisdiction, another state or federal court located within the state of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FIFTEENTH.

SIXTEENTH:

16.1 Corporate Opportunity. In the event that a director of the Corporation who is also a partner or employee (or other affiliate) of an entity that is a holder of equity securities of the Corporation and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction, matter or opportunity that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee (or other affiliate) of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

16.2 Consent to Corporate Opportunity Policy. Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article SIXTEENTH.

16.3 Effect of Alterations. Neither the alteration, amendment, termination, expiration or repeal of this Article SIXTEENTH nor the adoption of any provision inconsistent with this Article SIXTEENTH shall eliminate or reduce the effect of this Article SIXTEENTH in respect of any matter occurring, or any cause of action that, but for this Article SIXTEENTH, would accrue or arise, prior to such alteration, amendment, termination, expiration.

SEVENTEENTH: If any provision or provisions of this First Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this First Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this First Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this First Amended and Restated Certificate of Incorporation has been signed by an authorized officer on the date set forth below.

PHI Group, Inc., a Delaware corporation

By:	/s/ Trudy P. McConnaughhay
Name:	Trudy P. McConnaughhay
Title:	Chief Financial Officer & Secretary
Date:	September 4, 2019

[Signature Page to First Amended and Restated Certificate of Incorporation]